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                                   EXHIBIT 11

                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                           For the three months              For the nine months
                                                            ended September 30,              ended September 30,
                                                          2004              2003            2004              2003
                                                         -------           -------        --------          --------
                                                                      (In thousands, except share data)
Net Earnings                                             $39,991           $90,774        $118,138          $217,681

Average common shares outstanding                         61,251            60,005          60,960            59,559

Net earnings per share - basic                           $  0.65           $  1.51        $   1.94          $   3.65

Average common share equivalents outstanding              64,148            63,933          64,146            63,558

Net earnings per share - diluted                         $  0.62           $  1.42        $   1.84          $   3.42
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